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AQUILA CONTINUES TO SHOW IMPROVED RESULTS COMPARED TO 2004;

BETTER PERFORMANCE IN BOTH ELECTRIC AND GAS UTILITIES

Earnings Conference Call and Webcast Are Today at 10:30 a.m. Eastern

KANSAS CITY, MO, August 4, 2005 – Aquila, Inc. (NYSE: ILA) today reported a loss of $.06 per fully diluted share for the three months ended June 30, 2005, or a net loss of $27.2 million, compared to a loss of $.22 per fully diluted share, or a net loss of $43.3 million, for the second quarter of 2004. The 2004 results included earnings of $.12 per share, or $23.8 million net of tax, from discontinued operations. Sales were $407.6 million in this year’s second quarter, up from $335.3 million in the same quarter last year.

For the six months ended June 30, 2005, the company reported a loss of $.04 per fully diluted share, or a net loss of $26.5 million, compared to a loss of $.49 per fully diluted share, or a net loss of $95.1 million, in the first half of 2004. The 2004 results included earnings of $.29 per share, or $56.6 million net of tax, from discontinued operations. Sales in the first six months of 2005 totaled $1.1 billion, compared to sales of $888.5 million during the same period in 2004.

Per-share results for 2005 reflect the issuance of 46.0 million common shares and 13.8 million Premium Income Equity Securities (PIES) in late August 2004. Approximately 98.9% of the PIES were converted into 131.357 million shares of common stock in an exchange offer completed in July 2005.

“Our core utility operations continue to show improvement and our employees are doing an impressive job of keeping our customer service metrics at a high level,” said Richard C. Green, chairman and chief executive officer. “We are also making significant progress on the sale of selected utilities that we announced earlier this year, a key element in our repositioning plan.”

In March, Aquila announced plans to further reduce debt by selectively divesting some of the company’s regulated utility assets and its non-core assets. During the second quarter the

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AQUILA SECOND QUARTER 2005 EARNINGS, Page 2

company received indicative bids on the various utility properties being offered for sale. Aquila expects to announce more specific transaction details this fall.

Utilities

Utilities reported earnings before interest and taxes, depreciation and amortization (EBITDA) of $49.7 million in the second quarter of 2005, compared to $40.4 million in 2004. Gross profit of $150.2 million was $8.0 million higher than gross profit of $142.2 million in the 2004 quarter. Electric Utilities EBITDA was $37.4 million, up from $29.2 million a year earlier, and Gas Utilities EBITDA was $12.3 million, up slightly over the $11.2 million earned in the prior year’s quarter.

Electric Utilities

Sales from electric operations were $204.8 million in this year’s quarter, up from $182.1 million a year earlier. Gross profit was $92.6 million, up from $83.8 million in 2004. The improvement was primarily due to rate increases that took effect in Missouri in April 2004, in Colorado in September 2004, and in Kansas in April 2005; the favorable impacts of weather and growth in the number of customers served also contributed to the improvement over the prior year. Operating expense increased $3.1 million primarily due to higher costs of labor, benefits, and services provided by outside contractors.

On July 6, 2005, Union Pacific Railroad notified us and other utilities receiving coal shipments from the Southern Powder River Basin that a force majeure event requiring maintenance on rail lines is expected to result in a 15-20% reduction in contracted deliveries through November 2005. We are analyzing the potential effects of this reduction in deliveries on our coal-fired power plants but believe that our coal inventory levels are sufficient, assuming continued deliveries at these levels, to carry us through November without significantly reducing utilization of these plants below original forecast levels.

Gas Utilities

Sales from natural gas operations were $173.3 million in this year’s quarter, up from $164.9 million a year earlier. Gross profit was $57.6 million, down slightly from $58.4 million in 2004.

The slight decline in gross profit is primarily the result of milder spring weather in the 2005 quarter compared to a year earlier. Operating expense increases related to labor and benefits were more than offset by a reduction in taxes other than income taxes and other costs.

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Merchant Services

Merchant Services recorded earnings before interest and taxes, depreciation and amortization of $7.9 million for the second quarter of 2005, compared to a loss of $35.2 million in the prior year’s second quarter. Gross profit was $3.5 million in the second quarter of 2005, compared to a gross loss of $35.6 million in the same quarter a year earlier.

The improvement in this year’s second quarter gross profit is primarily related to the continued wind-down of this business as reflected in the following factors:

•      A reduction in losses associated with the company’s former alternative risk contracts and other contract settlements which resulted in margin losses of $12.5 million in the 2004 quarter compared to gross profit of $1.4 million in the current quarter.

• The termination of four of the company’s six long-term gas contracts in the second half of 2004 resulted in an $8.6 million reduction in margin losses associated with these contracts.

•      Reversal of $7.1 million of reserves resulting from the termination of certain hedge contracts and the release from contingent obligations retained from the sale of the company’s former merchant loan portfolio in 2002.

• Net gains of $5.6 million on merchant peaking plant capacity sales and other settlements related to the wind-down of the trading portfolio.

•      An additional factor which significantly affected last year’s second quarter was an approximately $6.1 million non-cash loss related to the discounting of the trading portfolio, primarily driven by long-term gas contracts. In the second quarter of 2005 the company experienced only a minimal non-cash loss related to discounting of the trading portfolio.

Operating expense decreased $12.9 million in the 2005 second quarter from expense of $9.8 million a year earlier, reflecting the continued wind-down of this business.

In the second quarter of 2005, Aquila did not recognize any Merchant Services asset impairments. In the second quarter of 2004, the company recorded a pretax gain of $9.1 million on a distribution from its 23.11% limited partnership interest in BAF Energy.

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Corporate and Other

In the second quarter of 2005, Corporate and Other recorded a loss before interest and taxes, depreciation and amortization of $1.5 million, compared to a loss of $11.7 million a year earlier.

Operating expense of $11.5 million decreased $11.2 million in the 2005 quarter compared to $22.7 million a year earlier. Operating expenses in 2004 included $8.4 million related to the settlement of a shareholder lawsuit regarding appraisal rights in the 2002 exchange for Aquila Merchant shares and $4.4 million of costs associated with exiting our international networks investments, neither of which was recurring in 2005. Partially offsetting these items in the second quarter of 2005 are costs associated with conducting the utility asset competitive auction process.

Discontinued Operations

Aquila reported the results of its Canadian utility businesses (sold in May 2004) and the two consolidated independent power plants (sold in March 2004) as discontinued operations. Total income in the second quarter of 2004 from discontinued operations, net of tax, was $23.8 million, or $.12 per fully diluted share. The company had no earnings from discontinued operations in the second quarter of 2005.

Conference Call, Webcast and Additional Information

This morning at 10:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review 2005 second quarter results. Participants will be Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, an online replay will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through Thursday, August 11, 2005 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11033073 when prompted.

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Based in Kansas City, Missouri, Aquila operates electricity and natural gas transmission and distribution utilities serving customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. At June 30, 2005, Aquila had total assets of $4.5 billion. More information is available at www.aquila.com.

“EBITDA”

Aquila uses the term “earnings before interest and taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve risks and uncertainties, and certain important factors can cause actual results to differ materially from those anticipated. The forward-looking statements contained in this press release include:

•      The company intends to improve its core utility business and complete its repositioning plan (including completion of the asset divestitures). Some important factors that could cause actual results to differ materially from those anticipated include:

• We may receive bids for assets that are inadequate or insufficient for accomplishing our targeted goals;
• Regulatory commissions may not approve some or all of the contemplated divestitures;
• The timing of our asset divestitures may be affected by the sale of other assets in the marketplace and other factors beyond our control;
• We may not be able to improve operational efficiencies in a magnitude that would help improve our credit profile; and

•      The amount of utility system improvements could be less than contemplated due to change in law or other factors, which could impact the amount of assets divested and otherwise affect our restructuring plan.

•      Aquila does not expect the Union Pacific rail curtailment to create coal inventory issues for the company. Some important factors that could cause actual results to differ materially from those anticipated include:

• Track restoration efforts may take longer than expected;
• If we are required to procure additional rail access to satisfy our Powder River Basin coal requirements, the cost of this additional rail capacity could be higher than anticipated; and
• Regulatory commissions may not approve some or all of the costs, if any, associated with procuring additional rail access.

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AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended June 30,		6 Months Ended June 30,
In millions, except per share amounts	2005	2004	2005	2004
Sales	$407.6	$335.3	$1,058.6	$888.5
Cost of sales	245.9	222.3	718.4	654.2
Gross profit	161.7	113.0	340.2	234.3
Operating expenses:
Operating expenses	111.2	133.8	217.7	251.6
Restructuring charges	—	.6	6.6	.9
Net (gain) loss on asset sales and other charges	—	(10.4)	(25.6)	21.7
Total operating expenses	111.2	124.0	198.7	274.2
Other income (expense):
Equity in earnings of investments	—	—	—	2.1
Other income	5.6	4.5	12.4	6.0
Total other income	5.6	4.5	12.4	8.1
Earnings (loss) before interest and taxes, depreciation and amortization	56.1	(6.5)	153.9	(31.8)
Depreciation and amortization expense	39.2	36.4	78.2	74.8
Total interest expense	58.9	63.5	117.1	127.8
Loss from continuing operations before income taxes	(42.0)	(106.4)	(41.4)	(234.4)
Income tax benefit	(14.8)	(39.3)	(14.9)	(82.7)
Loss from continuing operations	(27.2)	(67.1)	(26.5)	(151.7)
Earnings from discontinued operations, net of tax	—	23.8	—	56.6
Net loss	$(27.2)	$(43.3)	$(26.5)	$(95.1)
Weighted average shares outstanding – diluted *	352.8	195.6	352.7	195.5
Loss per share from continuing operations – diluted	$(.06)	$(.34)	$(.04)	$(.78)
Earnings per share from discontinued operations – diluted	—	.12	—	.29
Net loss per share – diluted	$(.06)	$(.22)	$(.04)	$(.49)

* Weighted average shares outstanding increased in 2005 over 2004 as a result of the issuance on August 24, 2004 of 46.0 million shares of common stock and 13.8 million Premium Income Equity Securities which are equivalent to 110.9 million common shares.

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AQUILA, INC.

Earnings (Loss) Before Interest and Taxes, Depreciation and Amortization (EBITDA)

	3 Months Ended June 30,		Favorable
In millions	2005	2004	(Unfavorable)
Utilities:
Electric Utilities	$37.4	$29.2	$8.2
Gas Utilities	12.3	11.2	1.1
Total Utilities	49.7	40.4	9.3
Merchant Services	7.9	(35.2)	43.1
Corporate and Other:
International Networks	(.1)	(3.9)	3.8
Communications	2.3	2.8	(.5)
Corporate	(3.7)	(10.6)	6.9
Total Corporate and Other	(1.5)	(11.7)	10.2
Total EBITDA	56.1	(6.5)	62.6
Depreciation and amortization	39.2	36.4	(2.8)
Interest expense	58.9	63.5	4.6
Loss from continuing operations before income taxes	$(42.0)	$(106.4)	$64.4

	6 Months Ended June 30,		Favorable
In millions	2005	2004	(Unfavorable)
Utilities:
Electric Utilities	$73.7	$55.8	$17.9
Gas Utilities	79.7	80.9	(1.2)
Total Utilities	153.4	136.7	16.7
Merchant Services	1.3	(157.1)	158.4
Corporate and Other:
International Networks	(.1)	.3	(.4)
Communications	4.6	4.0	.6
Corporate	(5.3)	(15.7)	10.4
Total Corporate and Other	(.8)	(11.4)	10.6
Total EBITDA	153.9	(31.8)	185.7
Depreciation and amortization	78.2	74.8	(3.4)
Interest expense	117.1	127.8	10.7
Loss from continuing operations before income taxes	$(41.4)	$(234.4)	$193.0

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AQUILA SECOND QUARTER 2005 EARNINGS, Page 8

AQUILA, INC.

Consolidated Balance Sheets

	June 30,	December 31,
In millions	2005	2004
ASSETS
Cash and cash equivalents	$171.0	$225.1
Short-term investments	53.4	—
Restricted cash	10.0	22.8
Funds on Deposit	232.3	353.1
Accounts receivable, net	315.3	463.4
Price risk management assets	132.1	124.9
Other current assets	312.8	359.5
Total current assets	1,226.9	1,548.8
Property, plant and equipment, net	2,835.4	2,777.4
Price risk management assets	161.0	136.1
Other assets	306.0	315.0
Total Assets	$4,529.3	$4,777.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$21.9	$42.0
Accounts payable	188.6	375.6
Price risk management liabilities	139.3	137.3
Other current liabilities	271.8	299.5
Total current liabilities	621.6	854.4
Long-term debt, net	2,328.3	2,329.9
Deferred income taxes and credits	134.0	148.0
Price risk management liabilities	128.9	102.3
Long-term gas contracts, net	25.1	32.9
Other liabilities	187.7	179.3
Common shareholders’ equity	1,103.7	1,130.5
Total Liabilities and Shareholders’ Equity	$4,529.3	$4,777.3

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